_______________________________________________    ____________________________
SHAREHOLDERS FOR TOMORROW                          614 BROADWAY
                                                   POB 801
                                                   YANKTON, SOUTH DAKOTA  57078
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Dear Fellow Shareholder of First Financial Fund, Inc.:

         Shareholders for Tomorrow (SFT) owns more than 39% of the Fund's stock. Since we are the Fund's largest shareholders, we believe we have the greatest financial incentive to ensure the Fund's strong performance. But we need your help to elect our nominees for the Fund's board of directors.

         The Enron, Worldcom and Arthur Andersen scandals have been on our mind a lot lately. Here is where we come out:

         We shareholders have to have control of our directors. The directors must be responsible to us as the owners of the company. And we shareholders must be able to fire the directors when they are not responsive to shareholders.

         We have also been thinking about the conduct of First Financial's board of directors. Here are some of the things that trouble us and should trouble you as well:

         1. As of July 17th, the company that counts votes from 97% of the "street shares" (i.e., the First Financial shareholders whose stock is held in brokerage accounts) said that preliminary counts from these shares had 11,660,632 shares voted for the slate proposed by SFT and 3,479,878 shares voted for the two incumbents running for reelection.

         A reasonable person might think that, if the numbers stay the same, the slate proposed by SFT would win. After all, of those voting, 77% would have voted for the slate proposed by SFT and only 23% would have voted for the incumbents. Well, a reasonable person would be wrong. The incumbents have stacked the deck against a reasonable outcome.

         The incumbents have adopted an unusual rule that says directors are only elected if they get 50% of all shares. The votes so far would give the slate proposed by SFT 49.3% of all shares and the incumbents 14.7% of all shares. What happens if neither slate gets to 50%? Well, the incumbents stay in office - even though they received votes from less than 15% of the shares!

         The rule adopted by the First Financial board would prevent us from seating our slate of directors even though our slate may have many more votes than the incumbents. That does not sound much like democracy. IT IS WRONG!

         2. The First Financial board has taken other steps to try to tilt the election in their favor. They have acquired, with the Fund's money, a list of shareholders' addresses and phone numbers and may be using the list to call you. They have refused to give us the same list so that we can call you to discuss these problems. This despite the fact that every other company who has tried to do what First Financial is doing has lost in court (the First Financial board claims they don't have to follow these other cases because none of them involved a Maryland corporation). This despite the fact that every court that has considered the question has been swayed by the obvious unfairness of what the First Financial board is trying to do.

         The solution? Throw the rascals out! We can do it, but we need your help. We are close to the 50% vote we need, but we need your vote to help us elect directors who will change the way the incumbent board is acting.

         America is just not the place for rules that fly in the face of corporate democracy and insulate cozy groups of incumbent directors. Each of the incumbent directors running for reelection serves on at least 74 other Prudential funds or portfolios. They get paid well for this service. But we fear the incumbents may be more interested in protecting those cozy relationships than in looking out for you and us, the owners of the Fund.

         If you are angry about corporate governance, here is your chance to do something about it. Help take back the board room! Your vote is more important than ever to restore corporate democracy. Your vote is a vote for corporate democracy. Nothing more or less.

         The incumbents have constructed a lot of roadblocks. They have made our effort very difficult, but we can do it with your help. As the holders of 39% of the Fund's shares, SFT has the greatest financial incentive to ensure the Fund's strong performance. In contrast, all of the Fund's current incumbent officers and directors hold fewer than 6,000 shares - far less than 1%. Now who is more likely to bring an owner's perspective to the Fund?

         Help us take back your boardroom.

         VOTE YES ON THE ENCLOSED GREEN PROXY CARD.

         If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc., who is assisting in the solicitation, toll-free at (800) 322-2885. Even if you have already voted, please vote again to make sure your vote is counted.

                                              Sincerely yours,

                                              /s/ Stewart R. Horesji

                                              STEWART R. HOREJSI